SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 8-K/A


                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

 Date of Report (Date of Earliest Event Reported): March 7, 2003 (March 5, 2003)

                              --------------------


                            ENTERPRISE BANCORP, INC.
               (exact name of registrant as specified in charter)

Massachusetts                     0-21021                    04-3308902
(State or Other Jurisdiction      (Commission                (IRS Employer
of Incorporation)                 File Number)               Identification No.)

222 Merrimack Street                                         01852
Lowell, Massachusetts                                        (Zip Code)
(address of principal office)

                                 (508) 459-9000
              (Registrant's telephone number, including area code)





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         The  Item 9  disclosure  set  forth  below  has been  amended  from the disclosure included in this report as initially filed to revise the amount of the one-time income tax expense that the Registrant will record in its first quarter ending on March 31, 2003, in order to include the effect of the related deferred tax asset.

Item 9.           Regulation FD Disclosure.

           On March 5, 2003, Massachusetts Governor Mitt Romney signed into law legislation intended to close a projected $650 million state budget deficit for the current fiscal year ending on June 30, 2003. The new law includes, among other revenue enhancing provisions, changes to the state's tax laws that are applied to banking organizations, such as the Registrant, on a retroactive basis to include prior tax years back to the year ended on December 31, 1999. This change in the law affects the taxation of income earned by the Registrant's real estate investment trust subsidiary, Enterprise Realty Trust, Inc. ("ERT"), and as explained further below will result in the Registrant recording a one-time income tax expense of $1.9 million, net of federal income tax benefit and deferred tax asset. This expense will not effect the Registrant's earnings for the year ended December 31, 2002, but will be included in the Registrant's first quarter ending on March 31, 2003.

            The Registrant is currently engaged in a dispute with the Massachusetts Department of Revenue (the "DOR") as to whether income earned by ERT and paid as dividends to the Registrant's banking subsidiary, Enterprise Bank and Trust Company ("EBTC"), may be substantially free of state income taxation based on ERT's qualification as a real estate investment trust and EBTC's ability to exclude 95% of all dividends received by it from subsidiaries, including ERT, from state income taxation under applicable Massachusetts tax law. The retroactive feature of the new law would require the Registrant to pay the additional taxes that the DOR seeks to collect for all tax years from 1999 through 2002.

            The Registrant believes that it has complied fully with the applicable Massachusetts tax laws in deducting 95% of the dividends received by EBTC from ERT in calculating its taxable income for Massachusetts tax purposes. The registrant also believes that ERT is a properly qualified real estate investment trust and, as such, owes no taxes to the Commonwealth of Massachusetts on any amounts that it has paid as dividends to EBTC in prior years. Moreover, the Registrant has been advised that the constitutionality of the retroactive changes to the state's tax laws contained in the recently passed legislation is questionable.

            The $1.9 million one-time income tax expense referred to above consists of $3.5 million of state income tax liability, net of $1.2 million in federal income tax benefit and $0.4 million in deferred tax asset. The $3.5 million in state income tax liability consists of the following:

            (i) payment to the Commonwealth of Massachusetts of $1.2 million as estimated state taxes due for the tax year ended December 31, 2002, which amount would be refunded if the Registrant prevails in its current dispute with the DOR and if the retroactive feature of the new legislation, as it applies to 2002, is held to be unconstitutional; and

            (ii) a liability for state income taxes to be paid of $2.3 million for the tax years ended December 31, 2001, 2000 and 1999, which will become payable to the Commonwealth of Massachusetts if the DOR prevails in its current dispute with the Registrant or if the retroactive feature of the new legislation withstands constitutional challenge.

           In addition, the Registrant will record, in 2003 and for the periods thereafter, state income tax liability on ERT's taxable income.









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                                   Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                            ENTERPRISE BANCORP, INC.



Date:  March 7, 2003        By: /s/ George L. Duncan
                               ------------------------------------
                                George L. Duncan
                                Chairman and Chief Executive Officer
                                (Principal Executive Officer)